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                                                                EXHIBIT 99.1




     Dailey International Inc. Announces Acquisition of Integrated Drilling
                                Services Limited


HOUSTON, March 23 /PRNewswire/ -- Daily International Inc. (Nasdaq: DALY) announced today that it acquired all of the outstanding shares of Integrated Drilling Services Limited ("IDS"), a private Scottish company, for 1,064,600 shares of Dailey Class A Common shares and $9,354,000 cash. Dailey also assumed or repaid IDS debt totaling approximately $10,000,000.
         IDS designs and manufactures proprietary formation evaluation equipment for use in the drilling of oil and gas wells. Also known as logging-while-drilling ("LWD"), these technologies are used in conjunction with measurement-while-drilling ("MWD") tools to monitor the trajectory and geological characteristics of a wellbore.
         Jim Farr, President and CEO of Dailey said, "We believe the IDS acquisition significantly enhances our ability to compete in the directional drilling sector of the global oil field services industry by enabling Dailey to offer its customers additional key technologies."
         Managing Director of IDS, Roland Wessel, stated, "I believe that the acquisition by Dailey offers an outstanding opportunity for the IDS employees. The strong synergy and fit between Dailey and IDS means the market will benefit from the enhancement of a significant player in the drilling services industry."
         Headquartered in Conroe, Texas, Dailey International Inc. is a provider of specialty drilling services to the oil and gas industry and designs, manufactures and rents proprietary downhole tools for oil and gas drilling and workover applications worldwide.
         Except for historical information contained herein, some matters set forth in this news release and statements made are forward-looking statements. When used in this press release, expressions, such as "belief", "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties identified in the Company's documents filed with the Securities and Exchange Commission pursuant to the Securities Act of 1993 and Securities and Exchange Act of 1934 that could cause actual results to differ materially from those projected. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

SOURCE  Dailey International Inc.
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         /CONTACT:  K. Jean Davenport, Manager, Investor Relations of
Dailey International Inc., 409-523-4705, Fax: 409-760-3415, or
E-mail: davenpoj@dailey.com/
         /Web site:  http://www.dailey.com/
         (DALY)
                                               -0-
ONE LAWRENCE CENTRE o P.O. BOX 1863 o CONROE, TEXAS 77305
o (713) 350-3399 o (409) 760-3399



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